Exhibit 10.2
AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.
AMERICAN PUBLIC EDUCATION, INC. EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of this 29TH day of June, 2020 is to be effective as of the 12TH day of August, 2020, or on such earlier date on which the parties mutually agree (the “Effective Date”), by and among American Public University System, Inc., a West Virginia corporation (the “University”), American Public Education, Inc., a Delaware corporation (the “Parent”) and Wade T. Dyke (the “Executive”).

WHEREAS, the University is a wholly owned subsidiary of Parent; and

WHEREAS, effective as of the Effective Date, the University desires to employ the Executive as the President of the University, and the Executive desires to be employed by the University in that capacity, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.Employment. On the terms and conditions set forth in this Agreement, the University agrees to employ the Executive, and the Executive agrees to be employed by the University, for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2.Term. The employment of the Executive by the University as President as provided in Section 1 hereof shall be deemed to have commenced on the Effective Date. Unless sooner terminated as hereinafter set forth, the term of this Agreement shall end on March 31, 2024; provided, however, that this Agreement will automatically renew for additional one (1)-year periods (each a “Renewal Term”) on each anniversary thereafter unless the University and Parent deliver to the Executive written notice of intent not to renew at least one hundred eighty (180) days prior to the expiration of the term or any Renewal Term. If this Agreement is renewed for one (1) or more Renewal Terms, such Renewal Term shall be on the basis stated herein. For the avoidance of doubt, the parties hereby acknowledge and agree that the Executive’s employment will not automatically terminate or end solely as a result of the expiration of the Agreement at the end of the term or any Renewal Term.

3.Position and Duties. Effective as of the Effective Date, the Executive shall serve as the President of the University, or in another position of equal or greater title, authority and responsibility, as assigned by the Board of Trustees of the University (the “Board”), with duties and responsibilities commensurate with the Executive’s position and additional duties as the Board may from time to time, in its sole discretion, determine and assign to the Executive. The Executive shall devote the Executive’s best efforts and full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the University. The Executive shall not become a director or trustee of any entity without first obtaining the approval of the Board, which shall not be unreasonably withheld, and shall not engage in such activities that would conflict or interfere with the Executive’s performance of the Executive’s duties hereunder, including, but not limited to, the obligations set forth in Section 9 and Section 10 of this Agreement.

4.Place of Performance. In connection with the Executive’s employment by the University, the Executive shall be based at the principal executive offices of the University, which the University retains the right to change in its sole discretion, or such other place as the University and the Executive mutually agree.

5.Compensation.

a.Base Salary. The University shall pay to the Executive an annual base salary (the “Base Salary”) at the rate of $450,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board and the

Management Development and Compensation Committee (the “MDC Committee”) of the Board of Directors of Parent. If the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the employment term hereunder. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the University’s payroll procedures.

b.Annual Bonus. The Executive shall be eligible to receive a bonus of up to fifty-five percent (55%) of the Executive’s Base Salary for each year as determined by the MDC Committee in its sole discretion (the “Annual Bonus”), based upon the achievement of certain performance goals established by the MDC Committee for each year. The Executive will also be eligible to receive an additional percentage of up to thirty percent (30%) of the Executive’s Base Salary for each year as determined by the MDC Committee in its sole discretion, based upon the achievement of certain “stretch” performance goals established by the MDC Committee for each year. Any such bonus shall be paid by March 15 of the year following the year of performance and shall be paid in accordance with and subject to any policy of the University on the payment of bonuses. Notwithstanding the foregoing, the Annual Bonus for calendar year 2020 shall be prorated for the portion of the calendar year in which Executive is employed, provided that the Annual Bonus for calendar year 2020 shall not be less than $100,000.
c.Long Term Incentives. The Executive shall be eligible to participate in such long term incentive programs applicable to members of the Senior Executive Group.

d.Signing Bonus. The University shall pay, or cause to be paid, to the Executive, on each of the first regular payroll date after the Effective Date and the first regular payroll after the three month anniversary of the Effective Date, a lump sum cash bonus payment of $37,500 on each such date, provided, that if the Executive’s employment terminates within twelve (12) months of the date of payment of either of such bonus installments, either by the Company with Cause or by the Executive without Good Reason, each as defined below, the Executive shall return any such bonus paid in the prior twelve (12) months to the Company within five (5) business days of the termination of the Executive’s employment.

e.Equity Award. The MDC Committee shall authorize (i) a time-based restricted stock unit grant of shares of the common stock of Parent granted on the Effective Date, with the number of shares to be determined by dividing $420,000 by the average closing price of the Parent common stock for the 60 days ending on the Effective Date, with vesting to occur in three equal installments on each of the first three anniversaries of the Effective Date, subject to Executive’s continued employment through each applicable vesting date; and (ii) a time-based stock option grant of shares of the common stock of the Parent granted on the Effective Date, with an aggregate grant date fair value of $180,000 (based upon a Black-Scholes valuation calculation determined by Parent) and an exercise price equal to the Fair Market Value, as defined in the Parent’s 2017 Omnibus Incentive Plan, on the Effective Date, with vesting to occur in three equal installments on each of the first through third anniversaries of the Effective Date, subject to Executive’s continued employment through each applicable vesting date (each of (i) and (ii), the “Initial Equity Grants”). The Initial Equity Grants shall be issued pursuant to Parent’s standard form of award agreements for the grants.

f.Other Benefits. The Executive shall be entitled to receive such other benefits approved by the MDC Committee and made available to senior executives of the University. The Executive also shall be entitled to participate in such plans and to receive such other and additional bonuses, incentive compensation and fringe benefits as may be granted or established by the University from time to time. Nothing contained in this Agreement shall prevent the University from changing carriers or from effecting modifications in insurance coverage for the Executive.

g.Vacation; Holidays. The Executive shall be entitled to all public holidays observed by the University and vacation days in accordance with the applicable vacation policies applicable to senior executives of the University, which shall be taken at a reasonable time or times. For purposes of calculating the Executive’s eligibility under applicable vacation policies of the University, he will be credited with an additional three (3) years of service.

h.Withholding Taxes and Other Deductions. To the extent required by law, the University shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or University policy.

6. Expenses. The University shall reimburse the Executive for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures in effect for senior executives of the University) in connection with the Executive’s services under this Agreement. The Executive shall account to the University for expenses in accordance with policies and procedures established by the University.

7. Relocation Expenses/Initial Hire. For a period through August 31, 2021 (the “Relocation Date”), to facilitate Executive’s presence and duties at the principal executive offices of the University, the University shall provide the Executive with (a) lodging in University housing, (b) reimbursement for a rental car in a class consistent with University policy when the Executive is commuting from his current residence to the University’s principal executive offices, and (c) reimbursement of the costs for round trip travel in economy class one time per week between the University’s principal executives offices and the Executive’s current residence. Additionally, during the period of time from the Effective Date through December 31, 2021, the University shall reimburse the Executive up to $60,000 in incurred expenses for Executive’s relocation to the vicinity of the University’s principal executive offices, which expenses are limited to eligible expenses set forth in the University’s relocation policy and otherwise subject to the terms and conditions of such policy, provided that any such reimbursed relocation expenses must be repaid by the Executive to the University within five (5) business days of the termination of the Executive’s employment if within twelve (12) months of the Relocation Date, the Executive’s employment terminates unless such termination was by the University without Cause, by Executive for Good Reason or on account of death or Disability. The Executive acknowledges that the foregoing reimbursements will constitute taxable income.

8. Relocation Expenses/Place of Performance. The University will pay or reimburse, or cause to be paid or reimbursed to, the Executive for the customary and reasonable moving expenses incurred by the Executive in connection with any subsequent relocation of Executive’s place of performance pursuant to Section 4 of this Agreement.

9. Confidential Information.

a.Obligation of Confidentiality. The Executive covenants and agrees that the Executive will not ever, without the prior written consent of the Board or a person authorized by the Board or except as may be ordered by a court of competent jurisdiction, publish or disclose to any unaffiliated third party (other than in the Executive’s good faith conduct of his position and duties with the University and/or Parent and on behalf of the University, Parent or their affiliates) or use for the Executive’s personal benefit or advantage any confidential information with respect to the University’s, Parent’s or their affiliates’ past, present, or planned business, including but not limited to all information and materials related to any University, Parent or their affiliates’ business, business plan, product, service, procedure, method, technique, technology, research, strategy, plan, customer or supplier information, customer or supplier list, financial data, technical data, computer files, and computer software, including any of the foregoing that is in any stage of research, development, or planning, and any other information which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the University, Parent or their affiliates or which the Executive may possess or have under his control, that is not generally known (except for unauthorized disclosures) to the public or within the industries in which the University, Parent or their affiliates, respectively, do business.

b.Reasonable Restrictions. The Executive acknowledges that the Executive will occupy a position of trust and confidence with respect to the University’s and Parent’s business affairs. The Executive further acknowledges that the restrictions contained in Section 9(a) hereof are reasonable and necessary, in view of the nature of the University’s or Parent’s business, in order to protect the legitimate interests of the University or Parent, and that any violation thereof would result in irreparable injury to the University or Parent. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 9(a) hereof, the University or Parent shall be entitled to obtain from any court of competent jurisdiction consistent with the standards for equitable relief from such court, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any confidential information. Nothing herein shall be construed as prohibiting the University or Parent from pursuing any other remedies available to it for breach or threatened breach, including, without limitation, recovery of damages from the Executive.

c.Return of Materials. The Executive shall deliver promptly to the University or Parent on termination of employment, or at any other time the University or Parent may so request, all confidential materials, memoranda, notes, records, reports and other documents and materials (and all copies thereof), in whatever form or medium, that contain any of the foregoing, including but not limited to computer data, files, software, and hardware, relating to the University’s, Parent’s or their respective affiliates’ respective businesses that the Executive obtained while employed by, or otherwise serving or acting on behalf of, the University or Parent or which the Executive may then possess or have under his control.

d.Rights Not Subject to Limitation. Notwithstanding anything in this Agreement, the Executive may (i) disclose confidential information that the Executive is specifically required by court order, subpoena, or law to disclose, but agrees to disclose only that portion of confidential information that is legally required to be disclosed; (ii) report possible violations of law to a government agency or entity or self-regulatory organization or cooperate with such agency or entity or organization; or (iii) make whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law (including, without limitation, receiving any whistleblower award provided for under such laws or regulations).

The Executive understands that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal to the extent permitted by the court. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal to the extent permitted by the court and the individual does not otherwise disclose the trade secret except pursuant to court order.

10. Non-Competition.

a.Non-Competition. The Executive covenants and agrees that, during the Executive’s employment with the University and/or the Parent and for a period of eighteen (18) months thereafter, regardless of the reason for such termination of employment, the Executive will not, directly or indirectly, at any time, in the United States or any other jurisdiction in which the University, the Parent or their respective corporate controlled affiliates is engaged or has reasonably firm plans to engage in business, whether as a principal, investor, employee, consultant, independent contractor, officer, director, board member, manager, partner, agent, or otherwise, alone or in association with any other person, firm, corporation, or business organization, work for, become employed by, engage in, carry on, provide services to, or assist in any manner (whether or not for compensation or gain) a person or entity that engages in any business in which the University, the Parent, or any of their corporate controlled affiliates is engaged (a “Competing Business”), where Executive’s position or service for such Competing Business relates to Executive’s positions with or the types of services performed by the Executive for the University, the Parent, or any of their corporate controlled affiliates; provided, however, that the foregoing will not prohibit the Executive from serving on a board of directors (or comparable bodies) of other entities where the Parent has given prior permission; and provided, further, that the foregoing covenants and agreements in this Section 10(a) will not be in effect at any time when the University is in material breach of its obligations under Section 12(d) below. Notwithstanding the foregoing, the ownership by the Executive of less than one percent (1%) of the outstanding stock of any corporation listed on a national securities exchange shall not be deemed a violation of this Section 10(a).

b.Injunctive Relief. The University and Parent shall be entitled to injunctive relief to protect its rights under this Section 10 without the necessity of posting a bond. In the event the restrictions contained in Section 10(a) or Section 10(c) hereof shall be determined by any court or arbitrator of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 10(a) or Section 10(c) hereof shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by the court or arbitrator in the action.

c.Non-Solicitation. The Executive covenants and agrees that the Executive will not, directly or indirectly, during the Executive’s employment with the University and/or the Parent and for a period of eighteen (18) months thereafter, regardless of the reason for such termination of employment, solicit, induce, entice, or encourage or attempt to solicit, induce, entice, or encourage any employee of the University or Parent or any of the University, the Parent, or any of their corporate controlled affiliates to render services for any other person, firm, entity, or corporation or to terminate his employment with the University, the Parent, or any of their corporate controlled affiliates.

11. Termination of Employment.

a.Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

b.By the University. The University may terminate the Executive’s employment hereunder under the following circumstances:

i.The University may terminate the Executive’s employment hereunder for “Disability”, subject to compliance with applicable law. For purposes of this Agreement, “Disability” shall mean the Executive shall have been unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three (3) consecutive months.

ii.The University may terminate the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean (A) refusal by the Executive to follow a lawful written order of the Chair of the Board or the Board, (B) the Executive’s engagement in conduct materially injurious to the University or Parent or their respective reputations, which includes, without limitation, conduct that violates the University’s harassment, discrimination, or equal employment opportunity policies, (C) dishonesty of a material nature that relates to the performance of the Executive’s duties under this Agreement, (D) the Executive’s commission of any act or omission that results in, or that may reasonably be expected to result in, conviction for (x) any crime involving moral turpitude or (y) any felony, (E) the Executive’s continued failure to perform his duties reasonably assigned to his under this Agreement (except due to the Executive’s incapacity as a result of physical or mental illness) to the satisfaction of the Board for a period of at least thirty (30) consecutive days after written notice is delivered to the Executive specifically identifying the manner in which the Executive has failed to perform his duties.

iii.The University, in the sole discretion of the Board, may terminate the Executive’s employment hereunder at any time other than for Disability or Cause, for any reason or for no reason at all.

c. By the Executive. The Executive may terminate the Executive’s employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

i.the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position as contemplated by Section 3 of this Agreement, which constitute a material diminution in the Executive’s authorities, duties, or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action which is remedied by the University promptly after receipt of notice thereof given by the Executive to the University and the Parent;

ii.any material failure by the University to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure which is remedied by the University or Parent promptly after receipt of notice thereof given by the Executive to the University and the Parent, provided, that in no event will a failure to pay an earned Annual Bonus by March 15 of the year following the performance year be considered a material failure by the University or Parent to comply with this Agreement;

iii.after a Change of Control (as defined in Section 13), the Executive does not continue as the President of American Public University System (or the most senior resulting entity succeeding to the business of the University); or

iv.any material failure by the University or Parent to comply with and satisfy Section 17(c) of this Agreement.

In order to constitute Good Reason, the Executive must provide notice to the University and Parent of the existence of the condition within ninety (90) days of the initial existence. None of the foregoing events shall constitute Good Reason if the Executive consents in writing to such event. The Executive further understands and agrees that none of the foregoing events shall constitute Good Reason unless the University or Parent fails to cure such asserted grounds for Good Reason within thirty (30) days of its receipt of notice from the Executive. In order to terminate his employment, if at all, for Good Reason, Executive must terminate employment within thirty (30) days of the end of the cure period if the breach has not been cured.

d. Notice of Termination. Any termination of the Executive’s employment by the University or the Executive (other than pursuant to Section 11(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

e. Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 11(b)(i) hereof, thirty (30) days after the date of the Notice of Termination, provided, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during this thirty (30)-day period; (iii) if the Executive’s employment is terminated pursuant to Section 11(b)(ii) or 11(b)(iii) hereof, the date specified in the Notice of Termination; (iv) if the Executive terminates the Executive’s employment for Good Reason pursuant to Section 11(c) hereof, the date specified in the Notice of Termination, provided, however, that such date must occur after the cure period provided in Section 11(c); and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination. Notwithstanding the foregoing, the Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

12. Compensation Upon Termination.

a.If the Executive’s employment is terminated by the Executive’s death, the University shall pay to the Executive’s estate, or as may be directed by the legal representatives of the estate, (i) the Executive’s full Base Salary through the Date of Termination to the extent not theretofore paid, (ii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), provided that any such deferred compensation shall be paid in accordance with the terms and conditions of any applicable deferred compensation plan, and any accrued vacation pay, in each case, to the extent not theretofore paid, and (iii) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the University pursuant to Section 5(b) “Annual Bonus,” Section 5(d) “Signing Bonus,” Section 5(f) “Other Benefits,” and Section 7 “Relocation Expenses” hereof (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as the “Base Amounts”), at the time these payments are due and the University and Parent shall have no further obligations to the Executive under this Agreement.

b.If the University terminates the Executive’s employment for Disability as provided in Section 11(b)(i) hereof, the University shall pay to the Executive the following amounts and the University and the Parent shall have no further obligations to the Executive, provided, that in the case of payments to be made pursuant to section (i)(B), (ii) and (iii) below, on or before the sixtieth (60th) day following the Date of Termination, the Executive executes a release of claims substantially in the form attached hereto as Appendix A and all revocation periods applicable to such release have expired without the release being revoked:

i.an amount equal to the sum of (A) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (x) the Annual Bonus (to the extent University and Executive performance were satisfying the performance targets, adjusted for the short period through the Date of Termination, for an Annual Bonus) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), provided that any such deferred compensation shall be paid in accordance with the terms and conditions of any applicable deferred compensation plan, and any accrued vacation pay, in each case, to the extent not theretofore paid, (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”) in a lump sum in cash within thirty (30) days of the Date of Termination; and

ii.an amount equal to 1.5 times the Executive’s Base Salary paid in substantially equal proportionate installments in accordance with the University’s normal payroll practices for a period of eighteen (18) months, commencing within sixty (60) days following Executive’s Date of Termination, provided, that if Executive’s Date of Termination occurs within sixty (60) days prior to the end of a calendar year, payments will commence in the year after the Date of Termination, and in all cases, the first payment shall include all payments Executive would have received if payments had been continuous after the Date of Termination; provided, that payments made to the Executive under this section and section (iii) below shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any payment under disability benefit plans of the University and which amounts were not previously applied to reduce any payment, provided, further, that any such reduction shall be done in a manner that complies with Section 409A of the Code (the “Salary Continuation Payments”); and

iii.an amount equal to 1.5 times the Annual Bonus (to the extent University and Executive performance were satisfying the performance targets, adjusted for the short period, after the Date of Termination to the end of the calendar year for an Annual Bonus and as to the remainder of the eighteen (18)-month period following the Date of Termination, only if net income has increased from the same period in the prior year and the performance targets established for the successor President of the University (or, to the extent there is no successor President of the University, the most comparable executive selected by the MDC Committee in its sole discretion) were being satisfied for that period), which amounts will be paid (A) as to the portion of the Annual Bonus attributable to the short period after the Date of Termination to the end of the calendar year in which the Date of Termination occurs, within sixty (60) days of the end of such calendar year, and (B) as to the portion of the Annual Bonus attributable to the remainder of the eighteen (18)-month period following the Date of Termination, within sixty (60) days of the end of such eighteen (18)-month period (the “Bonus Continuation Payments”).

c. If the University terminates the Executive’s employment for Cause as provided in Section 11(b)(ii) hereof or if the Executive terminates the Executive’s employment other than for Good Reason, the University shall pay the Executive the Base Amounts, and the University shall have no further obligations to the Executive under this Agreement.

d. Except where payments are required to be made under Section 12(e), if the University terminates the Executive’s employment other than for Cause or Disability or the

Executive terminates the Executive’s employment for Good Reason as provided in Section 11(c) hereof, the University shall pay the Executive the following amounts and the University and the Parent shall have no further obligations to the Executive, provided, that, in the case of (ii) through (v), on or before the sixtieth (60th) day following the Date of Termination, the Executive executes a release of claims substantially in the form attached hereto as Appendix A and all revocation periods applicable to such release have expired without the release being revoked:

i.the Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination;

ii.the Salary Continuation Payments;

iii.the Bonus Continuation Payments;

iv.for twelve (12) months after the Date of Termination, or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the University shall cause benefits to continue to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the University and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the University and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that the University may elect, with respect to some or all of such benefits, that in lieu of the continuation of such benefits, the University may pay the Executive a lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to twelve (12) months’ premiums (at the rate and level of coverage applicable at the time of the Executive’s termination) under the University’s welfare benefit plans, practices, policies and programs (at the rate and level of coverage applicable at the time of the Executive’s termination) for the benefits for which this election is made; provided, further, that if such a lump sum payment is not permissible without incurring taxes under Section 409A of the Code, the University may elect to make twelve (12) monthly payments to the Executive to aggregate to the amounts that would otherwise have been paid a lump sum; and provided, further, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under the other plan during the applicable period of eligibility; and

v.to the extent not theretofore paid or provided, for twelve (12) months after the Date of Termination, the University shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the University and its affiliated companies (these other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

e. If within the twelve (12)-month period after a Change of Control (as defined in Section 13), the University terminates the Executive’s employment other than for Cause or Disability or the Executive terminates the Executive’s employment for Good Reason as provided in Section 10(c) hereof, the University shall pay the Executive the following amounts and the University and the Parent shall have no further obligations to the Executive, provided, that, in the case of (i)(B), and (ii) through (v), on or before the sixtieth (60th) day following the Date of Termination, the Executive executes a release of claims substantially in the form attached hereto as Appendix A and all revocation periods applicable to such release have expired without the release being revoked:

i.an amount equal to the sum of (A) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (x) the Annual Bonus (to the extent University and Executive performance were satisfying the performance targets, adjusted for the short period through the Date of Termination, for an Annual Bonus) multiplied by (y) a fraction, the numerator of which is the number of days in the current fiscal year through the effective date of termination of the Executive’s employment (the “Change of Control Date of Termination”), and the denominator of which is 365, and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) provided that any such deferred compensation shall be paid in accordance with the terms and conditions of any applicable deferred compensation plan, and any accrued vacation pay, in each case, to the extent not theretofore paid, in a lump sum in cash within thirty (30) days of the Change of Control Date of Termination;

ii.an amount equal to the sum of (A) two (2) times the Executive’s Base Salary and (B) two (2) times the Annual Bonus (to the extent the University and Executive performance were satisfying the performance targets, adjusted for the short period), in a lump sum in cash within sixty (60) days of the Change of Control Date of Termination, provided, that if Executive’s Change of Control Date of Termination occurs within sixty (60) days prior to the end of a calendar year, payments will be paid on the first payroll date in the year after the Change of Control Date of Termination;

iii.for twelve (12) months after the Date of Termination, or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the University shall cause benefits to continue to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the University and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the University and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that the University may elect, with respect to some or all of such benefits, that in lieu of the continuation of such benefits, the University may pay to the Executive a lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to twelve (12) months’ premiums (at the rate and level of coverage applicable at the time of the Executive’s termination) under the University’s welfare benefit plans, practices, policies and programs (at the rate and level of coverage applicable at the time of the Executive’s termination) for the benefits for which this election is made; provided, further, that if such a lump sum payment is not permissible without incurring taxes under Section 409A of the Code, the University may elect to make twelve (12) monthly payments to the Executive to aggregate to the amounts that would otherwise have been paid a lump sum; and provided, further, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under the other plan during the applicable period of eligibility; and

iv.to the extent not theretofore paid or provided, for twelve (12) months after the Date of Termination, the University shall timely pay or provide to the Executive Other Benefits.

v.in the event that it is determined that any payment, benefit, or distribution described in this Section 12(e) or in Section 13 made by the University, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the University’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Section 12(e), Section 13 or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the payments due under this Agreement shall be reduced so that the Total Payments will not result in the imposition of such Excise Tax. The payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” within the meaning of Section 280G of the Code, and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such “parachute payment.” For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the entire amount of the Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2) and as subject to the Excise Tax, unless and to the extent, in the written opinion of the University’s independent accountants and reasonably acceptable to Executive, such payments (in whole or in part) are not subject to the Excise Tax; and (B) the value of any noncash benefits or any deferred payment or benefit (constituting a part of the Total Payments) shall be determined by the University’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4). Notwithstanding the foregoing, if (Y) the Total Payments exceed three (3) times the Executive’s “base amount” as defined within Section 280G and (Z) the Executive would receive at least $50,000 more on a net after-tax basis if the Total Payments were not reduced pursuant to this section (after payment of the Excise Tax), then the University will not reduce the Total Payments and Executive shall be responsible for the Excise Tax related thereto. For purposes of determining the net after-tax benefit, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of the federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Date of Termination occurs and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the Date of Termination.

f. No Duty to Mitigate. The Executive shall not be required to mitigate amounts payable pursuant to Section 12 hereof by seeking other employment.

g. No Additional Payments. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges and agrees that in the event of the termination of his employment, even if in breach of this Agreement, the Executive will be entitled only to those payments specified herein for the circumstances of the Executive’s termination, and not to any other payments by way of damages or claims of any nature, whether under this Agreement or under any other agreements between the Executive and the University.

13. Acceleration of Equity Awards. All equity awards granted to the Executive under any equity incentive plan maintained for University or Parent employees that are outstanding immediately prior to the following events shall be vested and fully exercisable as follows: (a) upon termination of the Executive’s employment by the Executive’s death as provided in Section 11(a) hereof, (b) upon termination of the Executive’s employment by the University for Disability as provided in Section 11(b)(i) hereof, or (c) upon termination of the Executive’s employment by the University as provided in Section 11(b)(iii) in the twelve (12) -month period following a Change of Control or by the Executive for Good Reason as

provided in Section 11(c) in the twelve (12)-month period following a Change of Control; provided, that for purposes of clauses (a) and (b) any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in a pro-rated amount equivalent to the portion of the performance period that has passed and assuming achievement of the performance conditions for that period at the “target” level, and for purposes of clause (c) any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in full at the “target” level. This Agreement is intended to amend all equity awards previously awarded to the Executive to modify vesting as described above to the extent vesting would not otherwise accelerate under the terms of such equity award grants. For purposes of this Agreement, “Change of Control” means (i) the dissolution or liquidation of the Parent or a merger, consolidation, or reorganization of the Parent with one (1) or more other entities in which the Parent is not the surviving entity, (ii) a sale of substantially all of the assets of the Parent to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Parent is the surviving entity) which results in any person or entity owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Parent, provided, that if an event is a “Change of Control” as defined in this Agreement but is not a “change in control event” as defined in Section 409A of the Code, any payments which are the same as the payments the Executive would have received under Section 12(d) if there had not been a “Change of Control” will be paid at the time and in the manner specified in Section 12(d).

14. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be personally delivered, telecopied, emailed or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

a.If to the University:

American Public University System, Inc.
111 West Congress Street
Charles Town, WV 25414
Telecopy: (304) 724-3801
Attention: Chair of the Board of Trustees
Email: the email address of the President of the University

If to the Parent:

American Public Education, Inc.
111 West Congress Street
Charles Town, WV 25414 Telecopy: (304) 724-3801
Attention: Chief Executive Officer
Email: the email address of the Chief Executive Officer of the University

b. If to the Executive, to the Executive’s address set forth on the signature page to this Agreement, or to the home address of the Executive in the official records of the University; or, in the case of the University or Parent, to such other address as the University or Parent may designate in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes upon delivery to the addressee (with the return receipt, the delivery receipt, email verification, the answer back or the affidavit of messenger being deemed conclusive evidence of delivery) or at such time as delivery is refused by the addressee upon presentation.

15. Severability. The invalidity or unenforceability of any one (1) or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

16. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 9 and 10 hereof shall survive the termination of employment of the Executive and the expiration of this Agreement. In addition, all obligations of the University to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

17. Successors and Assigns.

a.This Agreement is personal to the Executive and without the prior written consent of the University and Parent shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

b.This Agreement shall inure to the benefit of and be binding upon the University and the Parent and their successors and assigns.

c.The University and the Parent will require any successor or any party that acquires control of the University and the Parent (whether direct or indirect, by purchase, merger, consolidation or otherwise) or all or substantially all of the business and/or assets of the University or the Parent to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the University and the Parent would be required to perform it if no succession had taken place. As used in this Agreement, “University” and “Parent” shall mean the University or Parent, respectively, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

18.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

19.    Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one (1) or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

20.     Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

21.    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of West Virginia (but not including the choice of law rules thereof).

22.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

23.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

24.    Limitations Under Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if (a) on the date of termination of Executive’s employment with the University or a subsidiary, any of the University’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code), (b) if Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (c) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (d) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, the Executive would receive any payment that, absent the application of this Section 24, would be subject to interest and additional tax imposed pursuant to Section 409A (a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (x) six (6) months after the Executive’s termination date, (y) the Executive’s death or (z) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit. The amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the University.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.

By:	/s/ Richard W. Sunderland, Jr.
Name:	Richard W. Sunderland, Jr.
Title:	Executive Vice President, Chief Financial Officer

AMERICAN PUBLIC EDUCATION, INC.

By:	/s/ Angela Selden
Name:	Angela Selden
Title:	President and Chief Executive Officer

THE EXECUTIVE

By:	/s/ Wade T. Dyke
Name:	Wade T. Dyke

[Attached]

THIS RELEASE (“Release”) is entered into this [ ] day of [ ], 20[ ], by and among American Public University System, Inc., a West Virginia corporation (the “University”), American Public Education, Inc., a Delaware corporation (the “Parent”) and _________ (the “Executive”).

WHEREAS, the University, the Parent and the Executive are parties to that certain Executive Employment Agreement, dated as of [ ], 2020 (the “Employment Agreement”), which provides that certain severance payments and other benefits be made and provided by the University to the Executive following termination of the Executive’s employment under certain circumstances; and

WHEREAS, as a condition of receiving such severance payments and in accordance with the terms of the Employment Agreement, the Executive has agreed to enter into this Release;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

1.Separation and Payment. The Executive performed his duties in accordance with the Employment Agreement through [ ]. The Executive’s Date of Termination (as such term is defined in Section 11(e) of the Employment Agreement) is [ ]. The Executive shall be entitled to the compensation and benefits set forth in Section 12 of the Employment Agreement, subject to compliance with the terms of the Employment Agreement and this Release. Other than the payments referred to in Section 12 of the Employment Agreement, the Executive has been paid all compensation due and owing to his under the Employment Agreement, and under any employment or other contract the Executive has or may have had with the University (including but not limited to the Employment Agreement) or from any other source of entitlement, including all wages, salary, bonuses, incentive payments, profit-sharing payments, leave, severance pay or other benefits.

2.Release. On behalf of himself and his agents, heirs, executors, administrators, successors and assigns, the Executive hereby releases and forever discharges the University, the Parent, and any and all of the affiliates (excluding members), officers, directors, employees, agents, counsel, and successors and assigns of the University and the Parent, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing prior to or at the time of his execution of this Release, which he has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local, or other law, whether the same be upon statutory claim, contract, tort or other basis, including without limitation any and all claims arising from or relating to his employment or the termination of his employment and any and all claims relating to any employment contract (including but not limited to his Employment Agreement), any employment statute or regulation, or any employment discrimination law, including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866 and the Equal Pay Act of 1963, all as amended, all state and local laws (including without limitation the West Virginia Human Rights Act), regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Family and Medical Leave Act and the Fair Labor Standards Act, all as amended. The Executive agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this paragraph. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this paragraph. The Executive represents and warrants that he has not previously filed or joined in any such claims against the University or any of its affiliates, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A GENERAL RELEASE (EXCEPT AS PROVIDED HEREIN) AND THAT BY SIGNING THIS RELEASE, THE EXECUTIVE IS SIGNING AND AGREEING TO THIS

RELEASE. Notwithstanding any term or provision of this Release or the Employment Agreement to the contrary, and specifically notwithstanding the foregoing releases, this Release does not relate to, and the Executive does not release, any rights the Executive may have with respect to any of the following: (a) any claim of the Executive for the payments and benefits due to his under this Release; (b) any contribution, indemnity, or other claim the Executive may have under the Charter or Bylaws of the University (or any successor or similar provision), under any applicable policy of insurance, or under applicable law as a result of any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the Executive is or was a director, officer, executive or agent of the University or serves or served any other enterprise at the request of the University; (c) any claim relating solely to the validity of this Release under the ADEA, as amended; (d) any non-waivable right to file a change with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal or state government agency, provided, however, that by signing this Release, the Executive agrees to waive and release any right to recover monetary relief with respect to any such charge; (e) the right to report possible violations of law or regulation to a governmental agency, entity, or self-regulatory organization, cooperating with such agency, entity, or organization, or receiving any whistleblower or similar award, or (f) any rights that may not be waived as a matter of law.

3.No Admission. The Parties agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by either of them.

4.No Obligation to Hire. The Executive agrees that neither the University nor the Parent nor any of their subsidiaries or affiliates have any obligation to hire, reemploy or reinstate the Executive in the future. The Executive agrees that he will not apply for employment with the University, the Parent or any of their respective subsidiaries or affiliates.

5.Cooperation and Non-Disparagement. The Executive agrees to cooperate with the University and the Parent to the extent reasonably requested by the University or the Parent for the purpose of transitioning his duties and responsibilities. Such cooperation shall include, but is not limited to, at the University’s or the Parent’s request during the six (6) months following his Date of Termination, the Executive making himself available by telephone to answer questions regarding any matter or project in which he was involved while employed by the University or the Parent. The Executive further agrees that, other than as may be required by law or as part of a governmental investigation or proceeding, he shall make no statements disparaging the University, the Parent or any of their subsidiaries, affiliates, officers, directors, employees, or any of their business practices. By accepting this Release, the University agrees that it will direct its then-current officers and directors not to make statements disparaging the Executive.

6.Modification; Severability. The Parties agree that if a court of competent jurisdiction finds that any term of this Release is for any reason excessively broad in scope, duration, or otherwise, such term shall be construed or modified in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Release shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the University, wholly unenforceable covenants shall be deemed eliminated from this Release for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

7.Certain Representations. The Parties represent and acknowledge that in executing this Release such Party does not rely and has not relied upon any representation or statement made by the other Party or the other Party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Release or otherwise.

8.Entire Agreement. This Release, together with the Employment Agreement, contains the entire agreement between the Parties relating to the subject matter of this Release, and may not be altered or amended except by an instrument in writing signed by both Parties hereto. Notwithstanding the foregoing, the Executive reaffirms the Executive’s surviving duties under Sections 9 and 10 of the Employment Agreement, as well as any other agreement with the University or the Parent and the Executive to abide by restrictive covenants, such as non-competition, non-solicitation, intellectual property assignment, or confidentiality provisions.
9.Assignment. This Release and the rights and obligations of the Parties hereunder may not be assigned by either Party without the prior written consent of the other Party.

10.Binding Agreement. This Release shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.

11.Waiver. Neither the waiver by either Party of a breach of or default under any of the provisions of this Release, nor the failure of such Party, on one (1) or more occasions, to enforce any of the provisions of this Release or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

12.Further Assurances. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Release.

13.Governing Law. This Release, for all purposes, shall be construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles. Subject to paragraph 14 below, any action or proceeding by either of the Parties to enforce this Release shall be brought only in a state or federal court located in the State of West Virginia, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.Arbitration. Any controversy, dispute or claim arising out of or relating to this Release, including the obligations to make payments pursuant to the Employment Agreement, any modification or extension hereof, or any breach hereof (including the question whether any particular matter is arbitrable hereunder) shall be settled exclusively by arbitration, in the District of Columbia in accordance with the rules of the American Arbitration Association then in force (the “Rules”). Such arbitration shall be effected by arbitrator(s) appointed by the American Arbitration Association (“AAA”) in accordance with the Rules. The Parties hereto agree to abide by all awards and decisions rendered in an arbitration proceeding in accordance with the foregoing, and all such awards and decisions may be filed by the prevailing Party with any court having jurisdiction over the person or property of the other Party as a basis for judgment and the issuance of execution thereon. The fees of the arbitrator(s) and related expenses of arbitration shall be apportioned among the Parties as determined by the arbitrator(s). Unless otherwise agreed by the Parties to the arbitration, all hearings shall be held, and all submissions shall be made by the Parties, within thirty (30) days of the date of completion of Discovery, in which the Parties shall engage in good faith and pursuant to the Discovery provision of the AAA Employment Arbitration Rules, and the decisions of the arbitrator(s) shall be made within thirty (30) days of the later of the date of the closing of the hearings or the date of final submissions by the Parties. The Parties consent to the jurisdiction of the Courts of the District of Columbia and of the United States District Court for the District of Columbia, for all purposes in connection with the arbitration. The Parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided that a reasonable time for appearance is allowed.

15.Acknowledgment. With respect to the Release is paragraph 2 above, Executive agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended, and the West Virginia Human Rights Act. The Executive acknowledges that he has read and understands this Release and executes it voluntarily and without coercion. The Executive further acknowledges that he has had full opportunity to consult with an attorney prior to executing this Release, and that he has been advised in writing herein to do so. The Executive has also been advised that if the Executive needs to obtain an attorney the Executive can contact the West Virginia Bar Association at 800.944.9822. In addition, the Executive has been given twenty-one (21) day, to consider, execute, and deliver this Release to the Chairman of the Board of Directors of the Parent at the Parent’s principal business address, unless the Executive voluntarily chooses to execute this Release before the end of the twenty-one (21)-day period. The Executive understands that he has seven (7) days following his execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7)-day period. For such revocation to be effective, notice must be delivered to the Parent at the Parent’s principal business address, addressed to the attention of the Chairman of the Board of Directors, no later than the end of the seventh calendar day after the date by which the Executive signed this Release. The Executive expressly agrees that, in the event he revokes this Release, this Release shall be null and void and have no legal or binding effect whatsoever. The Parties recognize that he may elect to sign this Release prior to the expiration of the twenty-one (21)-day consideration period specified herein, and the Executive agrees that if he elects to do so, such election is knowing and voluntary and comes after full opportunity to consult with an attorney.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Release, or have caused this Release to be duly executed on their behalf, as of the day and year first hereinabove written.

EXECUTIVE

Date: